United Security Bancshares earns 2nd Quarter 2016 profits of $2.0 million

FRESNO, CA - July 14, 2016. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended June 30, 2016. The Company reported consolidated net income of $2,021,000 or $0.12 per basic and diluted common share for the quarter ended June 30, 2016, as compared to $2,063,000 or $0.13 per basic and diluted common share for the quarter ended June 30, 2015. The Company recognized net income of $3,790,000 for the six months ended June 30, 2016, an improvement of $499,000, or 15.16%, relative to the net income of $3,291,000 recognized for the six months ended June 30, 2015. Basic and diluted earnings per share increased to $0.23 for the six months ended June 30, 2016, as compared to $0.20 for the six months ended June 30, 2015.

“We have experienced exceptional growth in our loan portfolio during the first half of the year while maintaining strong liquidity and capital levels. Our credit quality continues to improve with a 19% reduction in nonperforming assets, relative to year end 2015, as a result of sales of OREO assets. We look forward to continuing this momentum in the second half of the year." said Dennis R. Woods, President and Chief Executive Officer of the Company.

Second Quarter 2016 Highlights (at or for the period ended June 30, 2016)

▪	Net interest income increased to $6,666,000, compared to $6,526,000 for the quarter ended June 30, 2015, and increased from $6,611,000 in the preceding quarter.

▪	Net interest margin decreased to 3.92%, when compared to 4.12% in the preceding quarter, and 4.30% for the quarter ended June 30, 2015.

▪	Net charge-offs totaled $821,000, compared to net recoveries of $27,000 in the preceding quarter and net recoveries of $264,000 for the quarter ended June 30, 2015.

▪	Total loans increased to $558,668,000, compared to $515,376,000 at December 31, 2015.

▪	Nonperforming assets declined $5,972,000 to $26,122,000, compared to $32,094,000 at December 31, 2015.

▪	Other real estate owned declined $5,419,000 to $7,454,000, compared to $12,873,000 at December 31, 2015.

▪	The allowance for credit losses as a percentage of gross loans declined to 1.60%, compared to 1.88% at December 31, 2015.

▪	Total deposits increased to $636,949,000, compared to $621,805,000 at December 31, 2015.

▪	Tangible book value per share increased to $5.44, compared to $5.30 at December 31, 2015.

Annualized return on average equity (ROAE) for the six months ended June 30, 2016 was 8.30%, compared to 7.85% for the six months ended June 30, 2015. Annualized return on average assets (ROAA) was 1.03% for the six months ended June 30, 2016, compared to 0.98% for the six months ended June 30, 2015. The increases in ROAE and ROAA for the six months ended June 30, 2016 were primarily due to the growth in the loan portfolio during the later half of 2015 and the first half of 2016 and the resulting favorable impact on interest income. ROAE for the quarter ended June 30, 2016 was 8.76% compared to 9.70% for the same period in 2015. ROAA was 1.07% for the quarter ended June 30, 2016, compared to 1.21% for the same period in 2015. The decline in ROAA for the quarter ended June 30, 2016 is attributed to increases in low-yielding overnight fed funds average balances. The cost of average deposits was 0.17% for both the quarter ended June 30, 2015 and the quarter ended June 30, 2016. Shareholders’ equity at June 30, 2016 was $93,638,000, up $4,003,000 from shareholders’ equity of $89,635,000 at December 31, 2015.

Net interest income increased for the six months ended June 30, 2016 compared to the same period ended June 30, 2015, but the Company's net interest margin declined from 4.28% for the six months ended June 30, 2015 to 4.01% for the six months ended June 30, 2016. The 27 basis point decrease in net interest margin in the period-to-period comparison resulted primarily from growth in average balances on overnight investments which are a low-yielding asset. The 16 basis point decrease in loan yields is the result of strong loan growth in lower-yielding mortgage loans and competitive pressures on loan yields. Net interest income for the quarter ended June 30, 2016 totaled $6,666,000, an increase of $140,000 from the $6,526,000 reported for the quarter ended June 30, 2015. The net interest margin decreased to 3.92% for the quarter ended June 30, 2016, as compared to 4.30% for the quarter ended June 30, 2015. The decline in the net interest margin on a quarterly comparison basis was primarily due to the increase in average balances on overnight fed funds investments at a lower yield.

The Board of Directors of United Security Bancshares declared a second quarter 2016 stock dividend of one percent (1%) on June 28, 2016. The stock dividend was payable to shareholders of record on July 8, 2016, and the shares will be issued on July

18, 2016. This marks the 31st consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Total assets were up $18,426,000, or 2.54% for the six months ended June 30, 2016, due to net growth of $11,742,000 in the investment portfolio and $43,292,000 in gross loan balances. Loan volume was favorably impacted by the purchase of $40,609,000 in residential mortgage loans during the first half of 2016 in addition to organic growth in real estate construction and development loans and commercial and industrial loans. Total deposits increased $15,144,000, or 2.44%, to $636,949,000 during the six months ended June 30, 2016.

Net interest income for the six months ended June 30, 2016 totaled $13,277,000, an increase of $527,000 from the net interest income of $12,750,000 for the same period ended June 30, 2015. Net interest income for the quarter ended June 30, 2016 totaled $6,654,000, an increase of $126,000 from the net interest income of $6,528,000 for the same period ended June 30, 2015. The increase in net interest income on a quarterly and year-over-year comparison is the result of growth in the loan portfolio and increase in the rate on overnight investments in fed funds.

Non-interest income for the six months ended June 30, 2016 totaled $2,988,000, reflecting an increase of $521,000 from $2,467,000 in non-interest income reported for the six months ended June 30, 2015. Customer service fees which represent the largest portion of the Company's non-interest income, totaled $1,943,000 and $1,699,000 for the six months ended June 30, 2016 and 2015, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to the change in fair value option of financial liability. The Company recorded a $471,000 gain on the fair value option of financial liability for the six months ended June 30, 2016, compared to a $199,000 gain for the same period ended June 30, 2015.

Non-interest income for the quarter ended June 30, 2016 totaled $1,427,000, reflecting a decrease of $119,000 from $1,546,000 in non-interest income reported for the quarter ended June 30, 2015. This decrease was primarily due to a decrease of $211,000 in the gain recorded on the fair value option of financial liability when comparing the two quarters and was partially offset by a $151,000 increase in customer service fees. Customer service fees totaled $1,017,000 for the quarter ended June 30, 2016, as compared to $866,000 for the quarter ended June 30, 2015.

For the six months ended June 30, 2016, non-interest expense totaled $10,124,000, an increase of $734,000 compared to $9,390,000 for the six months ended June 30, 2015. On a year-over-year comparative basis, non-interest expense increased due primarily to increases of $354,000 in salaries and employee benefit expenses, $190,000 in professional fees, and $141,000 in occupancy expenses, compared to the same period ended June 30, 2015. Professional fees for the six months ended June 30, 2016 include a $125,000 legal settlement that management does not believe will recur in future quarters.

Non-interest expense totaled $4,824,000 for the quarter ended June 30, 2016, an increase of $142,000 as compared to $4,682,000 reported for the quarter ended June 30, 2015. On a quarter-over-quarter comparative basis, non-interest expense increased primarily due to increases in salaries and employee benefit expenses.

The Company recorded a recovery of provision for credit losses of $10,000 for the six months ended June 30, 2016, compared to a provision of $457,000 for the six months ended June 30, 2015. Net loan charge-offs totaled $794,000 for the six months ended June 30, 2016, as compared to net recoveries of $324,000 for the six months ended June 30, 2015. The Company had a provision for loan loss of $12,000 for the quarter ended June 30, 2016, compared to a recovery of provision for credit losses of $2,000 for the quarter ended June 30, 2015. Net loan charge-offs totaled $821,000 for the quarter ended June 30, 2016, as compared to net loan recoveries of $264,000 for the quarter ended June 30, 2015.

With a modest recovery in the economy and real estate markets within the Company's service area, the Company has maintained an adequate allowance for loan losses which totaled 1.60% of total loans at June 30, 2016, compared to 1.88% of total loans at December 31, 2015. The allowance for loan loss as a percentage of loans has declined over the last few years due to growth in our loan portfolio and improved credit quality as evidenced by lower levels of loan charge-offs and improved economic conditions. Although the allowance for loan loss as a percentage of loans has declined, the Company's percentage still remains higher than the peer group average of 1.35% as of March 31, 2016. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at June 30, 2016 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $5,972,000 between December 31, 2015 and June 30, 2016 to $26,122,000. Nonperforming assets as a percentage of total assets decreased from 4.42% at December 31, 2015 to 3.51% at June 30, 2016. The reduction in nonperforming assets is primarily the result of partial sales on two OREO properties. Nonaccrual loans decreased $631,000 between December 31, 2015 and June 30, 2016 to

$7,562,000. Impaired loans totaled $23,040,000 at June 30, 2016, a decrease of $572,000 from the balance of $23,612,000 at December 31, 2015. OREO totaled $7,454,000 at June 30, 2016, a decrease of $5,419,000 from the balance of $12,873,000 at December 31, 2015.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2016	December 31, 2015
Assets
Cash and non-interest-bearing deposits in other banks	$21,107	$29,733
Cash and due from Federal Reserve Bank	73,457	96,018
Cash and cash equivalents	94,564	125,751
Interest-bearing deposits in other banks	1,532	1,528
Investment securities available for sale (at fair value)	42,635	30,893
Loans and leases, net of unearned fees	558,668	515,376
Less: Allowance for credit losses	(8,909)	(9,713)
Net loans	549,759	505,663
Premises and equipment - net	10,414	10,800
Other real estate owned	7,454	12,873
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	18,607	18,337
Deferred income tax asset - net	4,901	5,228
Other assets	9,716	10,083
Total assets	$744,070	$725,644

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$272,058	$262,168
Money market, NOW, and savings	297,552	290,478
Time	67,339	69,159
Total deposits	636,949	621,805
Accrued interest payable	28	29
Other liabilities	5,618	5,875
Junior subordinated debentures (at fair value)	7,837	8,300
Total liabilities	650,432	636,009
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,373,996 issued and outstanding at June 30, 2016, and 16,051,406 at December 31, 2015	54,259	52,572
Retained earnings	39,382	37,265
Accumulated other comprehensive loss	(3)	(202)
Total shareholders' equity	93,638	89,635
Total liabilities and shareholders' equity	$744,070	$725,644

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$6,658	$6,634	$13,288	$12,913
Interest on investment securities	185	166	374	380
Interest on deposits in FRB	151	37	276	83
Interest on deposits in other banks	2	1	4	3
Total interest income	6,996	6,838	13,942	13,379
Interest expense:
Interest on deposits	272	253	549	512
Interest on other borrowed funds	58	59	116	117
Total interest expense	330	312	665	629
Net interest income	6,666	6,526	13,277	12,750
Provision (Recovery of Provision) for Credit Losses	12	(2)	(10)	457
Net interest income after (recovery of provision) provision for credit losses	6,654	6,528	13,287	12,293
Non-interest income:
Customer service fees	1,017	866	1,943	1,699
Increase in cash surrender value of bank-owned life insurance	132	130	264	258
Gain on Fair Value of Financial Liability	113	324	471	199
Other non-interest income	165	226	310	311
Total non-interest income	1,427	1,546	2,988	2,467
Non-interest expense:
Salaries and employee benefits	2,469	2,273	5,058	4,704
Occupancy expense	1,018	1,034	2,115	1,974
Data processing	26	28	85	59
Professional fees	301	252	790	600
Regulatory assessments	246	225	501	471
Director fees	73	68	143	124
Correspondent bank service charges	19	19	39	38
Loss on California tax credit partnership	37	30	73	60
Net cost on operation and sale of OREO	60	126	177	194
Other non-interest expense	575	627	1,143	1,166
Total non-interest expense	4,824	4,682	10,124	9,390

Income before income tax provision	3,257	3,392	6,151	5,370
Provision for income taxes	1,236	1,329	2,361	2,079
Net income	$2,021	$2,063	$3,790	$3,291

Basic earnings per common share	$0.12	$0.13	$0.23	$0.20
Diluted earnings per common share	$0.12	$0.13	$0.23	$0.20
Weighted average basic shares for EPS	16,373,996	16,373,996	16,373,996	16,373,996
Weighted average diluted shares for EPS	16,378,505	16,376,015	16,377,436	16,375,999

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Average Balances:
Loans (1)	$518,468	$498,981	$510,522	$482,970
Investment securities – taxable	43,486	45,980	41,075	46,863
Interest-bearing deposits in other banks	1,531	1,524	1,530	1,523
Interest-bearing deposits in FRB	121,738	61,424	112,029	69,297
Total interest-earning assets	685,223	607,909	665,156	600,653
Allowance for credit losses	(9,716)	(11,410)	(9,705)	(11,117)
Cash and due from banks	21,682	21,806	22,262	21,509
Other real estate owned	9,090	14,018	11,005	14,014
Other non-earning assets	48,307	51,359	49,253	53,255
Total average assets	754,586	683,682	737,971	678,314

Interest bearing deposits	366,541	349,148	366,217	350,512
Junior subordinated debentures	7,914	10,198	8,091	10,139
Total interest-bearing liabilities	374,455	359,346	374,308	360,651
Non-interest-bearing deposits	280,649	231,072	265,252	225,421
Other liabilities	6,945	7,983	6,798	7,659
Total liabilities	662,049	598,401	646,358	593,731
Total equity	92,537	85,281	91,613	84,583
Total liabilities and equity	$754,586	$683,682	$737,971	$678,314

Average Rates:
Loans (1)	5.16%	5.33%	5.23%	5.39%
Investment securities- taxable	1.71%	1.45%	1.83%	1.64%
Interest-bearing deposits in other banks	0.53%	0.26%	0.53%	0.40%
Interest-bearing deposits in FRB	0.50%	0.24%	0.50%	0.24%
Earning assets	4.11%	4.51%	4.22%	4.49%
Interest bearing deposits	0.30%	0.29%	0.30%	0.29%
Junior subordinated debentures	2.95%	2.32%	2.88%	2.33%
Total interest-bearing liabilities	0.35%	0.35%	0.36%	0.35%
Net interest margin	3.92%	4.30%	4.01%	4.28%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	June 30, 2016	December 31, 2015	June 30, 2015
Commercial and industrial	$227	$328	$1,330
Real estate - mortgage	1,629	1,635	1,570
RE construction & development	4,741	5,580	5,008
Agricultural	—	—	—
Installment/other	965	650	450
Total Nonaccrual Loans	$7,562	$8,193	$8,358

Loans past due 90 days and still accruing	—	—	—
Restructured Loans	11,106	11,028	5,781
Total nonperforming loans	$18,668	$19,221	$14,139
Other real estate owned	7,454	12,873	14,010
Total nonperforming assets	$26,122	$32,094	$28,149

Nonperforming assets to total gross loans	4.68%	6.23%	5.58%
Nonperforming assets to total assets	3.51%	4.42%	4.13%
Allowance for loan losses to nonperforming loans	47.72%	50.53%	81.70%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Annualized return on average assets	1.07%	1.21%	1.03%	0.98%
Annualized return on average equity	8.76%	9.70%	8.30%	7.85%
Annualized net charge-offs (recoveries) to average loans	0.64%	(0.21)%	0.31%	(0.14)%

	June 30, 2016	December 31, 2015
Shares outstanding - period end	16,373,996	16,051,406
Book value per share	$5.72	$5.58
Tangible book value per share	$5.44	$5.30
Efficiency ratio	61.16%	61.49%
Total impaired loans	$23,040	$23,612
Loan to deposit ratio	87.71%	82.88%
Allowance for credit losses to total loans	1.60%	1.88%
Total capital to risk weighted assets
Company	16.94%	16.65%
Bank	16.89%	16.69%
Tier 1 capital to risk-weighted assets
Company	15.69%	15.40%
Bank	15.64%	15.43%
Common equity tier 1 capital to risk-weighted assets
Company	14.44%	14.10%
Bank	15.64%	15.43%
Tier 1 capital to adjusted average assets (leverage)
Company	12.83%	12.95%
Bank	12.87%	12.94%